Exhibit 99.1

Radian Announces First Quarter 2014 Financial Results and Agreement to Acquire Clayton Holdings

-- Reports net income of $203 million or $0.94 per diluted share --

-- Grows industry-leading mortgage insurance in force to $162 billion --

-- Executes growth and diversification strategy through acquisition of Clayton, a leading provider of outsourced solutions to mortgage industry --

PHILADELPHIA--(BUSINESS WIRE)--May 6, 2014--Radian Group Inc. (NYSE: RDN) today announced results for the quarter ended March 31, 2014, and the acquisition of Clayton Holdings LLC.

FIRST QUARTER FINANCIAL RESULTS

Radian Group reported net income for the quarter ended March 31, 2014, of $202.8 million, or $0.94 per diluted share, which included combined gains from the change in fair value of derivatives and other financial instruments of $50.8 million and net gains on investments of $64.5 million. This compares to a net loss for the quarter ended March 31, 2013, of $187.5 million, or $1.30 per diluted share, which included combined losses from the change in fair value of derivatives and other financial instruments of $173.3 million and net losses on investments of $5.5 million. Book value per share at March 31, 2014, was $6.10.

Adjusted pretax operating income for the quarter ended March 31, 2014, was $91.1 million, consisting of $101.3 million of income from the mortgage insurance segment and a loss of $10.2 million from the financial guaranty segment. This compares to an adjusted pretax operating loss for the quarter ended March 31, 2013, of $15.2 million, consisting of a loss of $11.4 million from the mortgage insurance segment and a loss of $3.8 million from the financial guaranty segment.

ACQUISITION OF CLAYTON HOLDINGS

Radian Group also announced today that it has entered into a purchase agreement to acquire Clayton Holdings, a leading provider of outsourced solutions to the mortgage industry. This action is consistent with Radian’s growth and diversification strategy to pursue alternatives for providing credit-based services to the mortgage finance market.

Under the agreement, Radian Group will pay aggregate cash consideration of $305 million, which includes repayment of Clayton’s outstanding debt, to purchase all of the outstanding equity interests in Clayton, subject to customary purchase price adjustments. Radian Group expects to finance the entire purchase price and related expenses, as well as redeem Radian’s $54.5 million principal amount of outstanding debt due in June 2015, through public issuances of both debt and equity.

In 2013, Clayton had annual revenue of $135.0 million and net income of $9.1 million. Included in expenses was the non-cash amortization of intangible assets of $10.8 million. From an accretion/dilution standpoint, the company expects that the transaction will be approximately breakeven in 2014, and will be modestly accretive excluding the non-cash amortization of intangible assets. The acquisition is expected to close during the summer of 2014, subject to satisfaction of customary closing conditions. After the transaction is complete, Clayton will become a subsidiary of Radian Group, therefore cash flows from Clayton are expected to provide an unregulated source of funds to Radian Group.

Following the completion of the transaction, Clayton will serve as a complement to Radian’s existing mortgage-related products and services. Clayton is headquartered in Shelton, Connecticut, and employs approximately 700 people. Clayton Chief Executive Officer Paul Bossidy, President and Chief Operating Officer Joseph D’Urso and the Clayton management team have built a strong, market-leading franchise in each of the mortgage services areas where they participate. As part of Radian, they will focus on serving their clients and growing their business, as well as exploring additional opportunities to market new and existing services to Radian’s established customer base.

“Radian’s strong financial performance in the first quarter along with today’s acquisition announcement represent our team’s success in executing on our strategic vision – to emerge from the downturn as a stronger company and to grow and diversify for future success,” said Radian’s Chief Executive Officer S.A. Ibrahim. “We’ve had outstanding success in strengthening our mortgage insurance franchise and returning to profitability. We look forward to continuing down this path, while also taking a step to help diversify our revenue stream and position Radian for new opportunities as the U.S. housing market evolves.”

“The future looks bright for Clayton and we are delighted to become part of the Radian team,” said Clayton’s Chief Executive Officer Paul T. Bossidy. “Radian and Clayton are leaders in our respective industries, and we look forward to working together to create new opportunities for growth and expansion that we simply could not achieve on our own.”

CAPITAL AND LIQUIDITY UPDATE

As of March 31, 2014, Radian Guaranty’s risk-to-capital ratio was 19.2:1 and Radian Group maintained approximately $615 million of available liquidity.

  The improvement in the risk-to-capital ratio from December 31, 2013, was primarily driven by the company’s net income, partially offset by an increase to net risk in force.
  As of March 31, 2014, Radian Guaranty’s statutory capital was $1,414 million compared to $1,341 million at December 31, 2013, and $1,106 million a year ago.
  In 2012, Radian Guaranty entered into two quota share reinsurance agreements with the same third-party reinsurance provider, in order to proactively manage its risk-to-capital position. On April 1, 2013, Radian reduced the amount of new business ceded under these reinsurance agreements on a prospective basis from 20 percent to 5 percent. As of March 31, 2014, a total of $2.7 billion of risk in force had been ceded under those agreements. Radian will have the option to recapture a portion of the ceded risk outstanding on December 31, 2014, and on December 31, 2015.

FIRST QUARTER HIGHLIGHTS

  New mortgage insurance written (NIW) was $6.8 billion for the quarter, compared to $9.3 billion in the fourth quarter of 2013 and $10.9 billion in the prior-year quarter. Radian wrote an additional $2.84 billion in NIW in April 2014, compared to $4.1 billion in April 2013.
    The Home Affordable Refinance Program (HARP) accounted for $0.6 billion of insurance not included in Radian Guaranty’s NIW total for the quarter. This compares to $0.9 billion in the fourth quarter of 2013 and $2.5 billion in the prior-year quarter. As of March 31, 2014, more than 11 percent of the company’s total primary mortgage insurance risk in force had successfully completed a HARP refinance.
    Of the $6.8 billion in new business written in the first quarter of 2014, 73 percent was written with monthly premiums and 27 percent with single premiums. This compares to a mix of 64 percent monthly premiums and 36 percent single premiums in the first quarter of 2013.
    NIW continued to consist of loans with excellent risk characteristics.
  The mortgage insurance provision for losses was $49.2 million in the first quarter of 2014, compared to $144.3 million in the fourth quarter of 2013, and $132.0 million in the prior-year period.
    The loss ratio in the first quarter was 24.7 percent, compared to 72.0 percent in the fourth quarter of 2013 and 72.1 percent in the first quarter of 2013.
    Mortgage insurance loss reserves were $1.9 billion as of March 31, 2014, compared to $2.2 billion as of December 31, 2013, and $2.9 billion as of March 31, 2013.
    Primary reserves (excluding IBNR and other reserves) per default were $26,509 as of March 31, 2014. This compares to primary reserves per default of $26,717 as of December 31, 2013, and $27,517 as of March 31, 2013.
  The total number of primary delinquent loans decreased by 13 percent in the first quarter from the fourth quarter of 2013, and by 38 percent from the first quarter of 2013. In addition, the total number of primary delinquent loans decreased by 4 percent in April 2014. Additional details related to the company’s delinquency inventory in April 2014 may be found on Slide 21 of the first quarter presentation slides. The primary mortgage insurance delinquency rate decreased to 6.3 percent in the first quarter of 2014, compared to 7.3 percent in the fourth quarter of 2013, and 10.9 percent in the first quarter of 2013.

  Total mortgage insurance claims paid were $306.9 million in the first quarter, compared to $283.4 million in the fourth quarter of 2013, and $309.9 million in the first quarter of 2013. Claims paid in the first quarter of 2014 exclude $49.5 million of claims processed in the quarter in accordance with the terms of the Freddie Mac Agreement, for which no cash payment was necessary. The company expects mortgage insurance net claims paid in the $900 million to $1.0 billion range for the full-year 2014.
  Other operating expenses were $59.9 million in the first quarter, compared to $72.5 million in the fourth quarter of 2013, and $80.1 million in the first quarter of last year. In the quarter, $13.6 million represented long-term incentive compensation, compared to $11.8 million in the fourth quarter of 2013. The compensation expense in both periods was impacted by an increase in the fair value of cash-settled awards. The component of the fair value change that resulted from the stock price increase was $7.8 million in the first quarter of 2014, compared to $1.5 million in the fourth quarter of 2013.
  Radian Asset Assurance Inc. continues to serve as an important source of capital support for Radian Guaranty and is expected to continue to provide Radian Guaranty with dividends over time.
    As of March 31, 2014, Radian Asset had approximately $1.2 billion in statutory surplus with an additional $0.4 billion in claims-paying resources.
    Since June 30, 2008, Radian Asset has successfully reduced its total net par exposure by 80 percent to $22.7 billion as of March 31, 2014, including large declines in many of the riskier segments of the portfolio.

CONFERENCE CALL

Radian will discuss first quarter financial results and the strategic acquisition of Clayton in its conference call tomorrow, Wednesday, May 7, 2014, at 10:00 a.m. Eastern time. The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.230.1096 inside the U.S., or 612.332.0226 for international callers, using passcode 324499 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800-475-6701 inside the U.S., or 320-365-3844 for international callers, passcode 324499.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURE

Radian believes that adjusted pretax operating income (a non-GAAP measure) facilitates evaluation of the company’s fundamental financial performance and provides relevant and meaningful information to investors about the ongoing operating results of the company. This measure is not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as an alternative to a GAAP measure of performance. The measure described below has been established in order to increase transparency for the purpose of evaluating the company’s core operating trends and enable more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the GAAP measure. See Exhibit E or Radian’s website for a description of these items, as well as a reconciliation of adjusted pretax operating income (loss) to “pretax income (loss).”

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance and related risk mitigation products and services to mortgage lenders nationwide through its principal operating subsidiary, Radian Guaranty Inc. These services help promote and preserve homeownership opportunities for homebuyers, while protecting lenders from default-related losses on residential first mortgages and facilitating the sale of low-downpayment mortgages in the secondary market. Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Income
Exhibit B:	Net Income (Loss) Per Share
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Segment Information Quarter Ended March 31, 2014 and
Quarter Ended March 31, 2013
Exhibit E:	Reconciliation of Consolidated Non-GAAP Financial Measure
Exhibit F:	Financial Guaranty Supplemental Information
Exhibit G:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit H:	Mortgage Insurance Supplemental Information
Insurance in Force and Risk in Force by Product
Exhibit I:	Mortgage Insurance Supplemental Information
Risk in Force by FICO, LTV and Policy Year
Exhibit J:	Mortgage Insurance Supplemental Information
Pool and Other Risk in Force, Risk-to-Capital
Exhibit K:	Mortgage Insurance Supplemental Information
Claims, Reserves and Reserve per Default
Exhibit L:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit M:	Mortgage Insurance Supplemental Information
Captives, QSR and Persistency
Exhibit N:	Segment Trend Information
Exhibit O:	Trend Information: Reconciliation of Consolidated Non-GAAP Financial Measure

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
Exhibit A

	Quarter Ended March 31,
(In thousands, except per-share data)	2014	2013

Revenues:
Net premiums written - insurance	$213,706	$207,185

Net premiums earned - insurance	$205,665	$192,588
Net investment income	24,229	26,873
Net gains (losses) on investments	64,451	(5,505)
Change in fair value of derivative instruments	50,086	(167,670)
Net gains (losses) on other financial instruments	698	(5,675)
Other income	1,127	1,771
Total revenues	346,256	42,382

Expenses:
Provision for losses	54,809	132,059
Change in reserve for premium deficiency	466	(629)
Policy acquisition costs	8,614	17,195
Other operating expenses	59,909	80,100
Interest expense	19,927	15,881
Total expenses	143,725	244,606

Equity in net (loss) income of affiliates	(13)	1

Pretax income (loss)	202,518	(202,223)
Income tax benefit	(241)	(14,723)

Net income (loss)	$202,759	$(187,500)

Diluted net income (loss) per share	$0.94	$(1.30)

For Trend Information, refer to our Quarterly Financial Statistics on Radian's website.

Radian Group Inc. and Subsidiaries
Net Income (Loss) Per Share
Exhibit B

The calculation of basic and diluted net income (loss) per share was as follows:

	Quarter Ended March 31,
(In thousands, except per share amounts)	2014	2013
Net income (loss)—basic	$202,759	$(187,500)
Adjustment for dilutive Convertible Senior Notes due 2019 (1)	5,455	—
Net income (loss)—diluted	$208,214	$(187,500)

Average common shares outstanding—basic	173,165	144,355
Dilutive effect of Convertible Senior Notes due 2017 (2)	9,003	—
Dilutive effect of Convertible Senior Notes due 2019	37,736	—
Dilutive effect of stock-based compensation arrangements (3)	2,764	—
Adjusted average common shares outstanding—diluted	222,668	144,355

Net income (loss) per share—basic	$1.17	$(1.30)
Net income (loss) per share—diluted	$0.94	$(1.30)

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

Does not include the anti-dilutive impact of 6,112,498 shares due to capped call transactions related to the Convertible Senior Notes due 2017. Such transactions were designed to offset the potential dilution of the notes up to a stock price of approximately $14.11 per share.

(3)

For the three months ended March 31, 2014, 946,400 shares of our common stock equivalents issued under our stock-based compensation arrangements were not included in the calculation of diluted net income per share as of such date because they were anti-dilutive.

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	March 31,	December 31,
(In thousands, except per-share data)	2014	2013

Assets:
Cash and investments	$4,901,908	$4,977,542
Deferred policy acquisition costs	63,708	66,926
Deferred income taxes, net	—	17,902
Reinsurance recoverables	31,033	46,846
Derivative assets	14,466	16,642
Other assets	517,870	495,833
Total assets	$5,528,985	$5,621,691

Liabilities and stockholders' equity:
Unearned premiums	$774,788	$768,871
Reserve for losses and loss adjustment expenses	1,923,711	2,185,421
Long-term debt	938,390	930,072
VIE debt	95,580	94,645
Derivative liabilities	257,717	307,185
Other liabilities	392,216	395,852
Total liabilities	4,382,402	4,682,046

Equity component of currently redeemable convertible senior notes	91,016	—

Common stock	191	191
Additional paid-in capital	1,363,499	1,454,297
Retained deficit	(349,467)	(552,226)
Accumulated other comprehensive income	41,344	37,383
Total common stockholders’ equity	1,055,567	939,645
Total liabilities and stockholders’ equity	$5,528,985	$5,621,691

Shares outstanding, end of period	173,167	173,100

Book value per share	$6.10	$5.43

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit D (page 1 of 3)

Summarized financial information concerning our operating segments and reconciliations to consolidated pretax income (loss) and consolidated net income (loss), as of and for the periods indicated, is as follows:

	Three Months Ended March 31, 2014
	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Net premiums written - insurance	$212,953	$753	$213,706
Net premiums earned - insurance	$198,762	$6,903	$205,665
Net premiums earned on derivatives (1)	—	3,445	3,445
Net investment income	14,021	10,208	24,229
Other income	1,057	70	1,127
Total revenues	213,840	20,626	234,466

Provision for losses	49,159	5,650	54,809
Estimated present value of net credit losses (recoveries) incurred (1)	139	(501)	(362)
Change in reserve for premium deficiency	466	—	466
Policy acquisition costs	7,017	1,597	8,614
Other operating expenses	50,358	9,551	59,909
Interest expense	5,372	14,555	19,927
Total expenses	112,511	30,852	143,363

Equity in net loss of affiliates	—	(13)	(13)

Adjusted pretax operating income (loss)	$101,329	$(10,239)	$91,090

Cash and investments	$2,735,809	$2,166,099	$4,901,908
Deferred policy acquisition costs	27,870	35,838	63,708
Total assets	3,136,537	2,392,448	5,528,985
Unearned premiums	580,453	194,335	774,788
Reserve for losses and loss adjustment expenses	1,893,960	29,751	1,923,711
VIE Debt	3,144	92,436	95,580
Derivative liabilities	—	257,717	257,717

(1) Please see Exhibit E (page 1 of 2) for the definition of this line item.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit D (page 2 of 3)

	Three Months Ended March 31, 2013
	Mortgage	Financial
(In thousands)	Insurance	Guaranty	Total
Net premiums written - insurance	$217,286	$(10,101)	$207,185
Net premiums earned - insurance	$182,992	$9,596	$192,588
Net premiums earned on derivatives (1)	—	4,992	4,992
Net investment income	15,102	11,771	26,873
Other income	1,712	59	1,771
Total revenues	199,806	26,418	226,224

Provision for losses	131,956	103	132,059
Estimated present value of net credit recoveries incurred (1)	(299)	(2,845)	(3,144)
Change in reserve for premium deficiency	(629)	—	(629)
Policy acquisition costs	11,732	5,463	17,195
Other operating expenses	65,780	14,320	80,100
Interest expense	2,669	13,212	15,881
Total expenses	211,209	30,253	241,462

Equity in net income of affiliates	—	1	1

Adjusted pretax operating loss	$(11,403)	$(3,834)	$(15,237)

Cash and investments	$3,186,871	$2,486,017	$5,672,888
Deferred policy acquisition costs	29,920	44,681	74,601
Total assets	3,663,552	2,707,397	6,370,949
Unearned premiums	428,574	245,275	673,849
Reserve for losses and loss adjustment expenses	2,894,500	24,573	2,919,073
VIE Debt	11,062	96,339	107,401
Derivative liabilities	—	430,898	430,898

(1) Please see Exhibit E (page 1 of 2) for the definition of this line item.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit D (page 3 of 3)

Reconciliation of Adjusted Pretax Operating Income (Loss) to Consolidated Pretax Income (Loss) and Consolidated Net Income (Loss)

	Three Months Ended March 31,
	2014	2013
Adjusted pretax operating income (loss):
Mortgage Insurance	$101,329	$(11,403)
Financial Guaranty	(10,239)	(3,834)
Total adjusted pretax operating income (loss)	91,090	(15,237)

Change in fair value of derivative instruments	50,086	(167,670)
Less: Estimated present value of net credit recoveries incurred	362	3,144
Less: Net premiums earned on derivatives	3,445	4,992
Change in fair value of derivative instruments expected to reverse over time	46,279	(175,806)
Net gains (losses) on investments	64,451	(5,505)
Net gains (losses) on other financial instruments	698	(5,675)
Consolidated pretax income (loss)	202,518	(202,223)
Income tax benefit	(241)	(14,723)
Consolidated net income (loss)	$202,759	$(187,500)

On a consolidated basis, “adjusted pretax operating income (loss)” is a measure not determined in accordance with GAAP. Total adjusted pretax operating income (loss) is not a measure of total profitability, and therefore should not be viewed as a substitute for GAAP pretax income (loss). Our definition of adjusted pretax operating income (loss) may not be comparable to similarly-named measures reported by other companies. See Exhibit E for additional information on our consolidated non-GAAP financial measure.

Radian Group Inc. and Subsidiaries
Reconciliation of Consolidated Non-GAAP Financial Measure
Exhibit E (page 1 of 2)

Use of Non-GAAP Financial Measure. In addition to the traditional GAAP financial measures, we have presented a non-GAAP financial measure for the consolidated company, “adjusted pretax operating income,” among our key performance indicators to facilitate evaluation of our fundamental financial performance. This non-GAAP financial measure aligns with the way the Company’s business performance is evaluated by both management and the board of directors. This measure has been established in order to increase transparency for the purposes of evaluating our core operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis "adjusted pretax operating income (loss)" is a non-GAAP financial measure, we believe this measure aids in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (the Company’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to facilitate evaluation of the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income adjusts GAAP pretax income to remove the effects of net gains (losses) on investments and other financial instruments and net impairment losses recognized in earnings. It also excludes gains and losses related to changes in fair value estimates on insured credit derivatives and includes the impact of changes in the present value of insurance claims and recoveries on insured credit derivatives, based on our ongoing insurance loss monitoring, as well as premiums earned on insured credit derivatives.

Although adjusted pretax operating income excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (1) not viewed as part of the operating performance of our primary activities; or (2) not expected to result in an economic impact equal to the GAAP measure. These adjustments, along with the reasons for their treatment, are described below.

(1)

Change in fair value of derivative instruments. Gains and losses related to changes in the fair value of insured credit derivatives are subject to significant fluctuation based on changes in interest rates, credit spreads (of both the underlying collateral as well as our credit spread), credit ratings and other market, asset-class and transaction-specific conditions and factors that may be unrelated or only indirectly related to our obligation to pay future claims. With the exception of the estimated present value of net credit (losses) recoveries incurred and net premiums earned on derivatives, discussed in items 2 and 3 below, we believe these gains and losses will reverse over time and consequently these changes are not expected to result in economic gains or losses. Therefore, these gains and losses are excluded from our calculation of adjusted pretax operating income.

(2)

Estimated present value of net credit (losses) recoveries incurred. The change in present value of insurance claims we expect to pay or recover on insured credit derivatives represents the amount of the change in credit derivatives from item 1, above, that we expect to result in an economic loss or recovery based on our ongoing loss monitoring analytics. Therefore, this item is expected to have an economic impact and is included in our calculation of adjusted pretax operating income. Also included in this item is the expected recovery of miscellaneous operating expenses associated with our consolidated VIEs.

(3)

Net premiums earned on derivatives. The net premiums earned on insured credit derivatives are classified as part of the change in fair value of derivative instruments discussed in item 1 above. However, since net premiums earned on derivatives are considered part of our fundamental operating activities, these premiums are included in our calculation of adjusted pretax operating income.

(4)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading. These valuation adjustments may not necessarily result in economic gains or losses. We do not view them to be indicative of our fundamental operating activities. Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. Therefore, these items are excluded from our calculation of adjusted pretax operating income.

(5)

Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles. We do not view them to be indicative of our fundamental operating activities. Therefore, these losses are excluded from our calculation of adjusted pretax operating income.

Adjusted pretax operating income is not a measure of total profitability, and therefore should not be viewed as a substitute for GAAP pretax income. Our definition of adjusted pretax operating income may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Reconciliation of Consolidated Non-GAAP Financial Measure
Exhibit E (page 2 of 2)

The following table provides a reconciliation of our non-GAAP financial measure for the consolidated company, adjusted pretax operating income (loss), to the most comparable GAAP measure, pretax income (loss).

	Three Months Ended March 31,
(In thousands)	2014	2013
Adjusted pretax operating income (loss):
Mortgage Insurance	$101,329	$(11,403)
Financial Guaranty	(10,239)	(3,834)
Adjusted pretax operating income (loss)	91,090	(15,237)

Change in fair value of derivative instruments	50,086	(167,670)
Less: Estimated present value of net credit recoveries incurred	362	3,144
Less: Net premiums earned on derivatives	3,445	4,992
Change in fair value of derivative instruments expected to reverse over time	46,279	(175,806)

Net gains (losses) on investments	64,451	(5,505)
Net gains (losses) on other financial instruments	698	(5,675)
Pretax income (loss)	$202,518	$(202,223)

Radian Group Inc. and Subsidiaries
Financial Guaranty Supplemental Information
Exhibit F

	Quarter Ended March 31,
(In thousands)	2014	2013

Total Premiums Earned - insurance	$6,903	$12,043
Impact of commutations and reinsurance	—	(2,447)
Net Premiums Earned - insurance	$6,903	$9,596

Refundings included in earned premium	$2,117	$4,753

Claims paid	$3,033	$41,858	(1)

	March 31,	December 31,
($ in thousands, except ratios)	2014	2013

Statutory Information:

Capital and surplus	$1,186,267	$1,198,034
Contingency reserve	271,827	263,963
Qualified statutory capital	1,458,094	1,461,997

Unearned premium reserve	192,156	195,303
Loss and loss expense reserve	(174,361)	(180,168)
Total statutory policyholders' reserves	1,475,889	1,477,132

Present value of installment premiums	86,156	90,852
Total statutory claims paying resources	$1,562,045	$1,567,984

Net debt service outstanding	$29,608,845	$30,778,401

Capital leverage ratio (2)	20	21
Claims paying leverage ratio (3)	19	20

Net par outstanding by product:
Public finance direct	$7,859,899	$8,051,124
Public finance reinsurance	4,341,177	4,383,643
Structured direct	9,990,785	10,872,379
Structured reinsurance	533,211	547,733
Total (4)	$22,725,072	$23,854,879

(1)	Primarily related to commutation of reinsurance business.
(2)	The capital leverage ratio is derived by dividing net debt service outstanding by qualified statutory capital.
(3)	The claims paying leverage ratio is derived by dividing net debt service outstanding by total statutory claims paying resources.
(4)

Included in public finance net par outstanding is $0.8 billion and $0.9 billion at March 31, 2014 and December 31, 2013, respectively, for legally defeased bond issues where our financial guaranty policy has not been extinguished but cash or securities have been deposited in an escrow account for the benefit of bondholders.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit G
	Quarter Ended
	March 31,
	2014		2013
($ in millions)	$	%	$	%
Primary new insurance written
Prime	$6,807	100.0%	$10,905	100.0%
Alt -A and A minus and below	1	—	1	—
Total Flow	$6,808	100.0%	$10,906	100.0%

Total primary new insurance written by FICO score
>=740	$4,345	63.8%	$8,210	75.3%
680-739	2,041	30.0	2,398	22.0
620-679	422	6.2	298	2.7
Total Flow	$6,808	100.0%	$10,906	100.0%

Percentage of primary new insurance written
Monthly premiums	73%		64%
Single premiums	27%		36%

Refinances	18%		48%
LTV
95.01% and above	0.9%		1.7%
90.01% to 95.00%	51.8%		39.8%
85.01% to 90.00%	34.4%		39.3%
85.00% and below	12.9%		19.2%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit H

	March 31,		March 31,
	2014		2013
($ in millions)	$	%	$	%
Primary insurance in force (1)
Flow	$152,731	94.1%	$133,693	92.4%
Structured	9,637	5.9	10,950	7.6
Total Primary	$162,368	100.0%	$144,643	100.0%

Prime	$148,736	91.6%	$128,361	88.8%
Alt-A	8,317	5.1	10,027	6.9
A minus and below	5,315	3.3	6,255	4.3
Total Primary	$162,368	100.0%	$144,643	100.0%

Primary risk in force (1)
Flow	$38,252	94.6%	$33,027	93.2%
Structured	2,180	5.4	2,419	6.8
Total Primary	$40,432	100.0%	$35,446	100.0%

Flow
Prime	$35,867	93.8%	$30,146	91.3%
Alt-A	1,474	3.8	1,780	5.4
A minus and below	911	2.4	1,101	3.3
Total Flow	$38,252	100.0%	$33,027	100.0%

Structured
Prime	$1,292	59.3%	$1,419	58.7%
Alt-A	465	21.3	535	22.1
A minus and below	423	19.4	465	19.2
Total Structured	$2,180	100.0%	$2,419	100.0%

Total
Prime	$37,159	91.9%	$31,565	89.1%
Alt-A	1,939	4.8	2,315	6.5
A minus and below	1,334	3.3	1,566	4.4
Total Primary	$40,432	100.0%	$35,446	100.0%

(1) Includes amounts related to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit I

	March 31,			March 31,
	2014			2013
($ in millions)	$		%	$	%
Total primary risk in force by FICO score
Flow
>=740	$21,976		57.4%	$17,556	53.2%
680-739	11,158		29.2	9,865	29.9
620-679	4,459		11.7	4,801	14.5
<=619	659		1.7	805	2.4
Total Flow	$38,252		100.0%	$33,027	100.0%

Structured
>=740	$590		27.1%	$647	26.7%
680-739	624		28.6	698	28.9
620-679	572		26.2	642	26.5
<=619	394		18.1	432	17.9
Total Structured	$2,180		100.0%	$2,419	100.0%

Total
>=740	$22,566		55.8%	$18,203	51.3%
680-739	11,782		29.1	10,563	29.8
620-679	5,031		12.5	5,443	15.4
<=619	1,053		2.6	1,237	3.5
Total Primary	$40,432		100.0%	$35,446	100.0%

Total primary risk in force by LTV
95.01% and above	$4,008		9.9%	$4,494	12.7%
90.01% to 95.00%	17,767		44.0	13,988	39.5
85.01% to 90.00%	14,807		36.6	13,473	38.0
85.00% and below	3,850		9.5	3,491	9.8
Total	$40,432		100.0%	$35,446	100.0%

Total primary risk in force by policy year
2005 and prior	$4,209		10.4%	$5,362	15.1%
2006	2,243		5.6	2,635	7.4
2007	5,064		12.5	5,876	16.6
2008	3,810		9.4	4,436	12.5
2009	1,363		3.4	1,855	5.2
2010	1,144		2.8	1,573	4.5
2011	2,165		5.4	2,735	7.7
2012	7,511		18.6	8,397	23.7
2013	11,210		27.7	2,577	7.3
2014	1,713		4.2	—	—
Total	$40,432		100.0%	$35,446	100.0%

Primary risk in force on defaulted loans	$2,466	(1)		$3,953

(1) Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit J

	March 31,				March 31,
($ in millions)	2014				2013
	$			%	$		%
Pool risk in force
Prime	$1,263			78.9%	$1,393		77.3%
Alt-A	68			4.3	99		5.5
A minus and below	269			16.8	309		17.2
Total	$1,600			100.0%	$1,801		100.0%

Total pool risk in force by policy year
2005 and prior	$1,516			94.7%	$1,646		91.4%
2006	19			1.2	68		3.8
2007	64			4.0	80		4.4
2008	1			0.1	7		0.4
Total pool risk in force	$1,600			100.0%	$1,801		100.0%

Other risk in force
Second-lien
1st loss	$54				$75
2nd loss	16				12
NIMS	5				14
1st loss-Hong Kong primary mortgage insurance	18				33
Total other risk in force	$93				$134

Risk to capital ratio-Radian Guaranty only	19.2	:1	(1)		18.6	:1
Risk to capital ratio-Mortgage Insurance combined	23.0	:1	(1)		25.7	:1

(1) Preliminary

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit K

	Quarter Ended
	March 31,
($ in thousands)	2014	2013

Net claims paid
Prime	$194,718	$200,517
Alt-A	46,191	49,091
A minus and below	33,286	27,486
Total primary claims paid	274,195	277,094
Pool	30,863	30,949
Second-lien and other	727	1,884
Subtotal	305,785	309,927
Impact of captive terminations	1,156	—
Total	$306,941	$309,927

Average claim paid (1)
Prime	$44.1	$49.0
Alt-A	54.9	60.1
A minus and below	36.7	37.6
Total primary average claims paid	44.5	49.1
Pool	60.3	73.5
Second-lien and other	20.8	22.2
Total	$45.6	$50.4

Average primary claim paid (2)	$46.2	$51.4
Average total claim paid (2)	$47.2	$52.6

Loss ratio - GAAP basis	24.7%	72.1%
Expense ratio - GAAP basis	28.9%	42.4%
	53.6%	114.5%

Reserve for losses by category
Prime	$790,529	$1,438,940
Alt-A	351,695	474,312
A minus and below	189,453	296,892
IBNR and other	347,674	247,526
LAE	50,684	59,739
Reinsurance recoverable (3)	25,751	72,101
Total primary reserves	1,755,786	2,589,510
Pool insurance	123,596	260,341
IBNR and other	5,679	28,228
LAE	4,517	6,714
Total pool reserves	133,792	295,283
Total 1st lien reserves	1,889,578	2,884,793
Second lien and other	4,382	9,707
Total reserves	$1,893,960	$2,894,500

1st lien reserve per default (4)
Primary reserve per primary default excluding IBNR and other	26,509	27,517
Pool reserve per pool default excluding IBNR and other	13,054	15,944

(1)	Net of reinsurance recoveries and without giving effect to captive terminations.
(2)	Before reinsurance recoveries and without giving effect to captive terminations.
(3)	Represents ceded losses on captive transactions and quota share reinsurance transactions, and Smart Home in 2013.
(4)	If calculated before giving effect to deductibles and stop losses in pool transactions, this would be $22,172 and $28,402 at March 31, 2014 and 2013, respectively.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit L

	March 31,		December 31,		March 31,
	2014		2013		2013
Default Statistics
Primary Insurance:

Prime
Number of insured loans	746,598		741,554		683,227
Number of loans in default	32,708		37,932		55,490
Percentage of loans in default	4.38%		5.12%		8.12%

Alt-A
Number of insured loans	43,018		44,905		51,981
Number of loans in default	10,173		11,209		14,833
Percentage of loans in default	23.65%		24.96%		28.54%

A minus and below
Number of insured loans	39,338		40,930		47,656
Number of loans in default	10,238		11,768		14,786
Percentage of loans in default	26.03%		28.75%		31.03%

Total Primary
Number of insured loans	839,802	(1)	839,249	(1)	782,864
Number of loans in default	53,119	(2)	60,909	(2)	85,109
Percentage of loans in default	6.33%		7.26%		10.87%

Pool insurance
Number of loans in default	9,814		11,921		16,750

(1)	Includes 10,848 and 11,860 insured loans subject to the Freddie Mac Agreement at March 31, 2014 and December 31, 2013, respectively.
(2)	Excludes 6,022 and 7,221 loans subject to the Freddie Mac Agreement that are in default at March 31, 2014 and December 31, 2013, respectively, as we no longer have claims exposure on these loans.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information
Exhibit M

	Quarter Ended March 31
($ in thousands)	2014	2013

1st Lien Captives
Premiums ceded to captives	$3,508	$5,152
% of total premiums	1.6%	2.6%
IIF included in captives (1)	3.5%	5.8%
RIF included in captives (1)	3.3%	5.7%

Initial Quota Share Reinsurance ("QSR") Transaction
QSR ceded premiums written	$5,304	$6,122
% of premiums written	2.3%	2.5%
QSR ceded premiums earned	$6,807	$7,833
% of premiums earned	3.2%	4.0%
Ceding commissions	$1,326	$1,530
RIF included in QSR (2)	$1,289,856	$1,471,580

Second QSR Transaction
QSR ceded premiums written	$7,293	$16,440
% of premiums written	3.2%	6.7%
QSR ceded premiums earned	$6,585	$2,838
% of premiums earned	3.1%	1.4%
Ceding commissions	$2,553	$5,754
RIF included in QSR (2)	$1,360,651	$900,378

Persistency (twelve months ended March 31)	82.3%	80.9%

(1)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.
(2)	Included in primary risk in force.

Radian Group Inc. and Subsidiaries
Segment Trend Information
Exhibit N (page 1 of 2)

Summarized financial information concerning our operating segments and reconciliations to consolidated pretax (loss) income and consolidated net (loss) income for the periods indicated, is as follows:

Mortgage Insurance	Three Months Ended				Year Ended
(In thousands)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Net premiums written - insurance	$217,286	$251,159	$250,799	$231,754	$950,998
Net premiums earned - insurance	$182,992	$197,952	$200,120	$200,356	$781,420
Net premiums earned on derivatives (1)	—	—	—	—	—
Net investment income	15,102	15,266	14,868	16,379	61,615
Other income	1,712	2,159	1,250	903	6,024
Total revenues	199,806	215,377	216,238	217,638	849,059

Provision for losses	131,956	136,410	152,012	144,270	564,648
Estimated present value of net credit (recoveries) losses incurred (1)	(299)	323	(74)	29	(21)
Change in reserve for premium deficiency	(629)	1,251	(2,325)	(198)	(1,901)
Policy acquisition costs	11,732	6,501	5,839	4,413	28,485
Other operating expenses	65,780	51,295	59,590	60,294	236,959
Interest expense	2,669	3,704	4,447	7,175	17,995
Total expenses	211,209	199,484	219,489	215,983	846,165

Equity in net income of affiliates	—	—	—	—	—

Adjusted pretax operating (loss) income	$(11,403)	$15,893	$(3,251)	$1,655	$2,894

Financial Guaranty	Three Months Ended				Year Ended
(In thousands)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Net premiums written - insurance	$(10,101)	$70	$43	$(193)	$(10,181)
Net premiums earned - insurance	$9,596	$15,172	$11,864	$12,842	$49,474
Net premiums earned on derivatives (1)	4,992	4,857	4,170	3,879	17,898
Net investment income	11,771	12,349	11,864	10,489	46,473
Other income	59	75	64	13	211
Total revenues	26,418	32,453	27,962	27,223	114,056

Provision for losses	103	3,881	5,162	(6,660)	2,486
Estimated present value of net credit (recoveries) losses incurred (1)	(2,845)	(618)	3,347	(393)	(509)
Change in reserve for premium deficiency	—	—	—	—	—
Policy acquisition costs	5,463	3,505	2,119	2,092	13,179
Other operating expenses	14,320	9,686	11,384	12,179	47,569
Interest expense	13,212	15,716	15,123	12,572	56,623
Total expenses	30,253	32,170	37,135	19,790	119,348

Equity in net income of affiliates	1	—	—	—	1

Adjusted pretax operating (loss) income	$(3,834)	$283	$(9,173)	$7,433	$(5,291)

(1) Please see Exhibit E (page 1 of 2) for the definition of this line item.

Radian Group Inc. and Subsidiaries
Segment Trend Information
Exhibit N (page 2 of 2)

Reconciliation of Adjusted Pretax Operating Income (Loss) to Consolidated Pretax Income (Loss) and Consolidated Net Income (Loss)

Consolidated	Three Months Ended				Year Ended
(In thousands)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Adjusted pretax operating (loss) income:
Mortgage insurance	$(11,403)	$15,893	$(3,251)	$1,655	$2,894
Financial guaranty	(3,834)	283	(9,173)	7,433	(5,291)
Total adjusted pretax operating (loss) income	(15,237)	16,176	(12,424)	9,088	(2,397)

Change in fair value of derivative instruments	(167,670)	86,535	10,778	38,586	(31,771)
Less: Estimated present value of net credit recoveries (losses) incurred	3,144	295	(3,273)	364	530
Less: Net premiums earned on derivatives	4,992	4,857	4,170	3,879	17,898
Change in fair value of derivative instruments expected to reverse over time	(175,806)	81,383	9,881	34,343	(50,199)

Net losses on investments	(5,505)	(130,254)	(7,132)	(6,829)	(149,720)
Net impairment losses recognized in earnings	—	—	—	(3)	(3)
Net (losses) gains on other financial instruments	(5,675)	1,188	902	(1,151)	(4,736)
Consolidated pretax (loss) income	(202,223)	(31,507)	(8,773)	35,448	(207,055)
Income tax (benefit) provision	(14,723)	1,665	3,909	(921)	(10,070)
Consolidated net (loss) income	$(187,500)	$(33,172)	$(12,682)	$36,369	$(196,985)

Radian Group Inc. and Subsidiaries
Trend Information: Reconciliation of Consolidated Non-GAAP Financial Measure (1)
Exhibit O

The following table provides a reconciliation of our non-GAAP financial measure for the consolidated company, adjusted pretax operating income (loss), to the most comparable GAAP measure, pretax income (loss).

	Three Months Ended				Year Ended
(In thousands)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	December 31, 2013
Adjusted pretax operating (loss) income:
Mortgage Insurance	$(11,403)	$15,893	$(3,251)	$1,655	$2,894
Financial Guaranty	(3,834)	283	(9,173)	7,433	(5,291)
Adjusted pretax operating (loss) income	(15,237)	16,176	(12,424)	9,088	(2,397)

Change in fair value of derivative instruments	(167,670)	86,535	10,778	38,586	(31,771)
Less: Estimated present value of net credit recoveries (losses) incurred	3,144	295	(3,273)	364	530
Less: Net premiums earned on derivatives	4,992	4,857	4,170	3,879	17,898
Change in fair value of derivative instruments expected to reverse over time	(175,806)	81,383	9,881	34,343	(50,199)

Net losses on investments	(5,505)	(130,254)	(7,132)	(6,829)	(149,720)
Net impairment losses recognized in earnings	—	—	—	(3)	(3)
Net (losses) gains on other financial instruments	(5,675)	1,188	902	(1,151)	(4,736)
Pretax (loss) income	$(202,223)	$(31,507)	$(8,773)	$35,448	$(207,055)

(1) Please see Exhibit E for an explanation of operating income adjustments and the use of a non-GAAP measure.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the United States (“U.S.”) Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  changes in general economic and political conditions, including unemployment rates, changes in the U.S. housing and mortgage credit markets (including declines in home prices and property values), the performance of the U.S. or global economies, the amount of liquidity in the capital or credit markets, changes or volatility in interest rates or consumer confidence and changes in credit spreads, all of which may be impacted by, among other things, legislative activity or inactivity, actual or threatened downgrades of U.S. government credit ratings, or actual or threatened defaults on U.S. government obligations;
  changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers or financial guaranty providers, in particular in light of the fact that certain of our former competitors have ceased writing new insurance business and have been placed under supervision or receivership by insurance regulators;
  catastrophic events, municipal and sovereign or sub-sovereign bankruptcy filings or other economic changes in geographic regions where our mortgage insurance exposure is more concentrated or where we have financial guaranty exposure;
  our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs;

  a reduction in, or prolonged period of depressed levels of, home mortgage originations due to reduced liquidity in the lending market, tighter underwriting standards, or general reduced housing demand in the U.S., which may be exacerbated by regulations impacting home mortgage originations, including requirements established under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”);
  our ability to maintain an adequate risk-to-capital position, minimum policyholder position and other surplus requirements for Radian Guaranty Inc. (“Radian Guaranty”), our principal mortgage insurance subsidiary, and an adequate minimum policyholder position and surplus for our insurance subsidiaries that provide reinsurance or capital support to Radian Guaranty;
  our ability to continue to effectively mitigate our mortgage insurance and financial guaranty losses;
  a more rapid than expected decrease in the levels of mortgage insurance rescissions and claim denials, which have reduced our paid losses and resulted in a significant reduction in our loss reserves, including a decrease in net rescissions or denials resulting from an increase in the number of successful challenges to previously rescinded policies or claim denials (including as part of one or more settlements of disputed rescissions or denials), or by Fannie Mae or Freddie Mac (the “Government-Sponsored Enterprises” or the “GSEs”) intervening in or otherwise limiting our loss mitigation practices, including settlements of disputes regarding loss mitigation activities;
  the negative impact that our loss mitigation activities may have on our relationships with our customers and potential customers, including the potential loss of current or future business and the heightened risk of disputes and litigation;
  the need, in the event that we are unsuccessful in defending our loss mitigation activities, to increase our loss reserves for, and reassume risk on, rescinded or cancelled loans or denied claims, and to pay additional claims, including amounts previously curtailed;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  adverse changes in the severity or frequency of losses associated with certain products that we formerly offered (and which remain a small part of our insured portfolio) that are riskier than traditional mortgage insurance or financial guaranty insurance policies;
  a substantial decrease in the persistency rates of our mortgage insurance policies, which has the effect of reducing our premium income on our monthly premium policies and could decrease the profitability of our mortgage insurance business;

  heightened competition for our mortgage insurance business from others such as the Federal Housing Administration, the U.S. Department of Veterans Affairs and other private mortgage insurers, including with respect to other private mortgage insurers, those that have been assigned higher ratings than we have, that may have access to greater amounts of capital than we do, that are less dependent on capital support from their subsidiaries than we are or that are new entrants to the industry, and therefore, are not burdened by legacy obligations;
  changes in requirements for Radian Guaranty to remain an eligible insurer to the GSEs (which are expected to be released in draft form for public comment as early as the second quarter of 2014, and to become effective following an implementation period), which may include, among other items, more onerous risk-to-capital ratio requirements, capital requirements based on a variety of risk characteristics and measures of credit quality and a limitation on the amount of capital credit available for Radian Guaranty’s equity in its subsidiaries, including capital attributable to our financial guaranty business; the form of the new eligibility requirements and the timeframe for their implementation remain uncertain, and we cannot give any assurances as to their potential impact on us;
  changes in the charters or business practices of, or rules or regulations applicable to, the GSEs;
  changes to the current system of housing finance, including the possibility of a new system in which private mortgage insurers are not required or their products are significantly limited in effect or scope;
  the effect of the Dodd-Frank Act on the financial services industry in general, and on our mortgage insurance and financial guaranty businesses in particular, including whether and to what extent loans with private mortgage insurance may be considered “qualified residential mortgages” for purposes of the Dodd-Frank Act securitization provisions;

  the application of existing federal or state laws and regulations, or changes in these laws and regulations or the way they are interpreted, including, without limitation: (i) the resolution of existing, or the possibility of additional, lawsuits or investigations (including in particular investigations and litigation relating to captive reinsurance arrangements under the Real Estate Settlement Procedures Act of 1974); (ii) changes to the Mortgage Guaranty Insurers Model Act (the “Model Act”) being considered by the National Association of Insurance Commissioners (“NAIC”) that could include more stringent capital and other requirements for Radian Guaranty in states that adopt the new Model Act in the future; and (iii) legislative and regulatory changes (a) impacting the demand for private mortgage insurance, (b) limiting or restricting the products we may offer or increasing the amount of capital we are required to hold, (c) affecting the form in which we execute credit protection, or (d) otherwise impacting our existing businesses or future prospects;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including adjustments proposed by the Internal Revenue Service resulting from the examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance or financial guaranty businesses, or to estimate accurately the fair value amounts of derivative instruments in determining gains and losses on these instruments;
  volatility in our earnings caused by changes in the fair value of our assets and liabilities carried at fair value, including our derivative instruments, substantially all of our investment portfolio and certain of our long-term incentive compensation awards;
  our ability to realize some or all of the tax benefits associated with our gross deferred tax assets, which will depend, in part, on our ability to generate sufficient sustainable taxable income in future periods;
  changes in accounting principles generally accepted in the United States of America or statutory accounting principles, rules and guidance, or their interpretation;
  legal and other limitations on amounts we may receive from our subsidiaries as dividends or through our tax- and expense-sharing arrangements with our subsidiaries; and

  our pending acquisition of Clayton Holdings LLC (“Clayton”), including: the potential to not fully realize the benefits anticipated from the acquisition, or to not realize such benefits during the anticipated time frame, including as a result of a loss of customers and/or employees; the potential inability to successfully integrate Clayton’s business with our business or the inability to complete such integration during the anticipated time frame; the inability or decision to not complete the acquisition, or to not complete the acquisition on a timely basis; the potential distraction of management time and attention; the risk that we are not able to finance the acquisition as anticipated, or that, if the financing efforts are successful, we are not able to utilize the funds raised efficiently in the event that we do not complete the acquisition.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2013 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz